EXHIBIT 6.3
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                                REAL ESTATE LEASE

This Lease Agreement (this "Lease") is dated March 01, 2000, by and between J & J Holdings, Inc. ("Landlord"), and Legends of the Faith, Inc. ("Tenant"). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant Commercial Building of Approximately 10,000 square feet referred to as space "B" (the "Premises") located at 2221 Meridian Blvd., Minden, NV 89423.

TERM. The lease term will begin on March 01, 2000 and will terminate on March 31, 2000, with automatic renewal of 30 days each thereafter until terminated as stated below.

LEASE PAYMENTS. Tenant shall pay to Landlord monthly installments of $5,000.00, payable in advance on the first day of each month, with the amount of $3500 for consideration of the first months lease. Lease payments shall be made to the Landlord at P.O. Box 275, Genoa, NV 89411, which address may be changed from time to time by the Landlord.

SECURITY DEPOSIT. At the time of the signing of this Lease, Tenant shall pay to Landlord, in trust, a security deposit of $5,000.00 to be held and disbursed for Tenant damages to the Premises (if any) as provided by law. Said deposit may be used for last month's rent only upon written agreement by Landlord following inspection of the property.

POSSESSION. Tenant shall be entitled to possession upon signing of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.

USE OF PREMISES. Tenant may use the Premises only for Office, Light Manufacturing, Storage. The Premises may be used for any other purpose only with the prior written consent of Landlord, which shall not be unreasonably withheld. Tenant shall notify Landlord of any anticipated extended absence from the Premises not later than the first day of the extended absence.

PROPERTY INSURANCE. Tenant shall maintain casualty insurance on the Premises in an amount not less than $1,000,000.00. Landlord shall be named as an additional insured in such policies. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord. Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies. Tenant shall also maintain any other insurance which Landlord may reasonably require for the protection of Landlord's interest in the Premises. Tenant is responsible for maintaining casualty insurance on its own property.
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LIABILITY INSURANCE. Tenant shall maintain liability insurance on the Premises in a total aggregate sum of at least $1,000,000.00. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord. Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies.

RENEWAL TERMS. This Lease shall automatically renew for an additional period of 30 days each per renewal term, unless either party gives written notice of termination no later than 30 days prior to the end of the term or renewal term. The lease terms during any such renewal term shall be the same as those contained in this Lease.

MAINTENANCE. Tenant shall have the responsibility to maintain the Premises in good repair at all times during the term of this Lease.

UTILITIES AND SERVICES. Tenant shall be responsible for all utilities and services incurred in connection with the Premises.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

REAL ESTATE TAXES. Landlord shall pay all real estate taxes and assessments for the Premises.

PERSONAL TAXES. Tenant shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant's use of the Premises, along with all sales and/or use taxes (if any) that may be due in connection with lease payments.

TERMINATION UPON SALE OF PREMISES. Notwithstanding any other provision of this Lease, Landlord may terminate this lease upon 30 days' written notice to Tenant that the Premises have been sold.

DESTRUCTION OR CONDEMNATION OF PREMISES. If the Premises are partially destroyed by fire or other casualty to an extent that prevents the conducting of Tenant's use of the Premises in a normal manner, and if the damage is reasonably repairable within sixty days after the occurrence of the destruction, and if the cost of repair is less than $10,000.00, Landlord shall repair the Premises and a just proportion of the lease payments shall abate during the period of the repair according to the extent to which the Premises have been rendered untenantable. However, if the damage is not repairable within sixty days, or if the cost of repair is $10,000.00 or more, or if Landlord is prevented from repairing the damage by forces beyond Landlord's control, or if the property is condemned, this Lease shall terminate upon twenty days' written notice of such event or condition by either party and any unearned rent paid in advance by Tenant shall be apportioned and refunded to it. Tenant shall give Landlord immediate notice of any damage to the Premises.
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DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 5 days (or any other obligation within 5 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by Landlord by reason of Tenant's defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent". The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

LATE PAYMENTS. For any payment that is not paid within 5 days after its due date, Tenant shall pay a late fee of $100.00.

HOLDOVER. If Tenant maintains possession of the Premises for any period after the termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord lease payment(s) during the Holdover Period at a rate equal to the normal payment rate set forth in the Renewal Terms paragraph.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

NON-SUFFICIENT FUNDS. Tenant shall be charged $50.00 for each check that is returned to Landlord for lack of sufficient funds.

INDEMNITY REGARDING USE OF PREMISES. To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant's possession, use or misuse of the Premises, except Landlord's act or negligence.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

    LANDLORD:
    ---------

    J & J Holdings, Inc.
    Box 275
    Genoa, NV  89411

    TENANT:
    -------

    Legends of the Faith, Inc.
    2221 Meridian Blvd. #B
    Genoa, NV  89411

Such addresses may be changed from time to time by either party by providing notice as set forth above. Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of Nevada.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.

LANDLORD:
J & J HOLDINGS, INC.

By: /s/ John Jackson                                   Date: February 25, 2000
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     John Jackson,President


TENANT:
LEGENDS OF THE FAITH, INC.

By: /s/ Gene Jackson                                    Date: February 25, 2000
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     Gene Jackson, President